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Deckers Brands Mails Letter to Stockholders Highlighting Merits of Board’s Strategy

Urges Stockholders to Vote “FOR” All of Deckers’ Highly Qualified Director Nominees on the WHITE Proxy Card TODAY

GOLETA, Calif. – November 2, 2017 – Deckers Brands (NYSE: DECK), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories, announced today that its Board of Directors has sent a letter to stockholders in connection with Deckers’ upcoming 2017 Annual Meeting of Stockholders to be held on December 14, 2017. The proxy statement and other important information related to the annual meeting can be found on Deckers’ website at www.votedeckers.com.

Deckers’ Board of Directors unanimously recommends that stockholders vote “FOR” ALL of Deckers’ nominees listed on the WHITE proxy card: John M. Gibbons, Karyn O. Barsa, Nelson C. Chan, Michael F. Devine III, John G. Perenchio, David Powers, James E. Quinn, Lauri M. Shanahan and Bonita C. Stewart.

The full text of the letter follows:

VOTE “FOR” ALL OF DECKERS’ HIGHLY QUALIFIED DIRECTOR NOMINEES

ON THE WHITE PROXY CARD

November 2, 2017

Dear Fellow Stockholder:

At the upcoming 2017 Annual Meeting of Stockholders of Deckers Brands, you will face an important decision regarding the future of our company and the value of your investment. Marcato Capital Management, a San Francisco-based hedge fund, is trying to seize control of our Board of Directors with its own group of nine nominees.

For more than a year, members of our Board and management team have met repeatedly with representatives of Marcato. We listened to Marcato’s concerns and sought constructive, collaborative engagement. We even made several proposals that would provide Marcato with meaningful change in the composition of our Board. But Marcato—which owns just 8% of our stock—is not willing to consider a negotiated resolution to its proxy contest unless we replace a majority of the directors on our Board. That is simply the wrong outcome for Deckers and for your investment, as Marcato’s short-term goals will only disrupt the strong momentum of our strategic plan.

The markets recognize that our transformation is working and is the right path for Deckers.

DECKERS HAS OUTPERFORMED ITS PEERS

As of October 27, 2017	1-Year	2-Year

Deckers	42.81%	42.84%

Deckers Proxy Peer Group [1]	11.22%	(14.64%)

Note: Returns represent nominal percentage gain based on comparing stock price on October 27, 2017 vs. October 27, 2016 and October 27, 2015, respectively; peer group average represents arithmetic mean.

1 Deckers Proxy Peer Group includes The Buckle, Inc., Carter’s, Inc., Chico’s FAS, Inc., Columbia Sportswear Company, Crocs, Inc., DSW Inc., Express, Inc., The Finish Line, Inc., Fossil Group, Inc., G-III Apparel Group, Ltd., Guess?, Inc., Lululemon Athletica Inc., Oxford Industries, Inc., RH, Skechers U.S.A., Inc., Steven Madden, Ltd., Under Armour, Inc., and Wolverine World Wide, Inc.. Kate Spade & Company (acquired by Coach, Inc.) and Quiksilver, Inc. have been excluded, as each is no longer publicly traded.

We urge stockholders to vote “FOR” ALL of Deckers’ nominees listed on the WHITE proxy card: John M. Gibbons, Karyn O. Barsa, Nelson C. Chan, Michael F. Devine III, John G. Perenchio, David Powers, James E. Quinn, Lauri M. Shanahan and Bonita C. Stewart.

THE RIGHT PLAN: CURRENT STRATEGY IS WORKING AND CREATING STOCKHOLDER VALUE

Deckers is in the midst of a significant transformation to enable us to be a top performer in the rapidly changing retail and branded products environment. This transformation—which has been in process for almost two years—is driven by evolving consumer behaviors. Omni-channel shopping is changing the way that consumers interact with our brands, and we are rethinking and repositioning every aspect of our business with this in mind. We are shifting our business model, elevating and focusing our brands and leveraging the powerful omni-channel capabilities that we have built over the past few years.

Transforming Our Brands in the Marketplace

We are improving the way we design, develop, market and deliver our products, in addition to strategically investing in our brands to fuel growth and profitability.

Delivering a Premium Brand Experience: We are working to build a stronger, longer-lasting relationship with our consumers. We believe that elevating the consumer’s experience will drive greater interest and sales across our entire spectrum of products.

Positioning Our Brands for Profitable Growth: We are focused on margin improvement for all of our brands. To do this, we are centralizing procurement, making targeted headcount reductions, and positioning our organization for increased collaboration and productivity. For example, in the past two years, we consolidated brand operations for Sanuk and Hoka One One into our headquarters. This decision, which has already improved profitability, has also resulted in greater collaboration and information exchange among all of our brands. In fact, contribution margins from our Performance Lifestyle Group have increased by over 70 basis points during fiscal 2017—with even more improvement to come.

Leveraging the UGG® Brand: The relationship that our consumers have with the Classic boot is a powerful one. We are utilizing the strength of that relationship to expand consumer interest in UGG. We are seeing promising signs of success. The growth rate for products such as slippers, fashion boots, weather boots and sneakers is rapidly outpacing that of the traditional Classic boot. By leveraging the heritage of the UGG brand, we are penetrating new markets, including UGG Men’s and retailers that have never carried UGG, providing us access to new consumers.

Implementing a Multi-Season Product Strategy: We are focused on increasing the year-round utilization of our fixed infrastructure in order to balance out our traditional reliance on colder months. This builds a more sustainable, predictable business. To do this, we are focused on delivering a more diversified collection of UGG spring/summer products, as well as growing our Performance Lifestyle Group consisting of Hoka, Teva and Sanuk, which is most active during months when demand for our Classic boot is low.

Growing the Hoka Brand: Over the past three years, Deckers has grown Hoka’s annual sales over ten-fold, from less than $10 million to over $100 million. We are building on Hoka’s momentum among serious runners to reach new customers. We are driving hard to gain more shelf space, increasing consumer awareness through strategic marketing efforts and continuing to innovate our product offerings through new styles geared toward hiking, casual runners and women.

Expanding Internationally: We are positioning our business to generate higher growth and profitability in Germany and China. These countries offer highly attractive demographics with large populations of consumers in our target market. We have increased our direct reach in Germany through the acquisition of our German UGG distributor. In China, we are using a mix of both direct and retail partners. Our China strategy allows us to better understand market perceptions of our UGG brand in a cost-effective manner that preserves overall optionality for further developing the market.

Transforming Our Cost Structure: Progress We Have Made

In February 2016, we announced a restructuring plan that included reducing our retail footprint, consolidating offices, closing facilities and relocating employees. Our objective was to streamline brand operations, reduce overhead costs, create operating efficiencies and enhance productivity and collaboration.

Since then, we have made significant progress in improving our gross profit margin through consolidating our factory base, moving production to more cost-effective locations and optimizing our material usage. We have also reduced inefficiencies in our corporate spend and made progress on optimizing our retail footprint.

Specifically, we:

•	Increased gross profit margin by 220 basis points for the quarter ended September 20, 2017.

•	Increased gross profit margin 140 basis points for the 12-month period ended June 30, 2017, as compared to the fiscal year ended March 31, 2016.
•	Closed 25 retail stores.
•	Reduced our retail corporate infrastructure to account for the smaller number of retail stores.
•	Closed our underperforming brands in order to focus on our core brands.
•	Consolidated several offices.

These achievements required some difficult decisions. But these decisions were made by our Board--long before we ever spoke to Marcato--in order to enable Deckers to be a faster, leaner and more focused business that is better positioned to build stockholder value and win in the marketplace.

Transforming Our Cost Structure: Realizing the Benefits

In February 2017, we announced the next step in our transformation through a plan to implement significant additional cost savings in both cost of goods (COGS) and sales, general & administrative (SG&A) expenses.

Additional COGS savings are expected to come from:

•	Reducing product development cycles;
•	Further optimizing material yields;
•	Further consolidating our factory base; and
•	Continuing to move production outside of China.

Incremental SG&A savings are expected to come from:

•	Additional retail store consolidations;
•	Additional reductions in our retail corporate infrastructure to account for the smaller number of retail stores;
•	Process improvement efficiencies; and
•	Reduced indirect spend.

In particular, we are evolving our retail store strategy to ensure that it achieves the best possible return on investment for our stockholders. We are continuously taking a fresh look at our stores and are closing ones that no longer align with our long-term objectives. We believe that the optimal size of our company-owned fleet is approximately 125 retail stores, down from 160 stores at the start of fiscal 2018.

All of these initiatives are expected to result in an operating profit improvement of $100 million by the end of fiscal 2020. For fiscal 2018, we expect operating margins to increase to 10.5%, a 130 basis point improvement over fiscal year 2017. We expect operating margins to further improve to 13.0% by the end of fiscal year 2020. This will generate significant cash flow over the next few years, positioning Deckers to drive increased stockholder value.

We are already seeing tangible results. Our profit improvements allow us to generate increased free cash flows and further enhance stockholder value by repurchasing our stock and accelerating our EPS growth. We recently increased our share repurchase authorization to $400 million, which we expect to complete by year-end fiscal 2020, and are targeting completing approximately $100 million worth of stock repurchases prior to the end of March 2018. The strength of our balance sheet and our conviction in our future prospects make this an ideal period to repurchase stock and return capital to stockholders. Our aim is to repurchase stock while continuing to improve our operating profit, which simultaneously returns capital to stockholders and positions Deckers for long-term growth.

THE RIGHT BOARD: CURRENT DIRECTORS ARE HIGHLY QUALIFIED AND FOCUSED ON ACHIEVING RESULTS FOR ALL STOCKHOLDERS

Deckers has a diverse and experienced Board of Directors that is actively engaged in overseeing our transformation and is holding management accountable for delivering continued operational improvement. Our Board works closely with management and has been—and will continue to be—a significant agent of change to improve Deckers’ performance. Our Board is committed to continuing to evolve and adapt in order to deliver on our commitments to our stockholders.

We have rigorous selection criteria, which has produced a highly diverse Board, with each member bringing a specific set of skills that is aligned with Deckers’ long-term strategic priorities. Our Board includes nine highly qualified individuals, eight of whom are independent and three of whom have been appointed since 2014. Additionally, our Chairmanship was refreshed on September 1, 2017.

We are proud that our Board is a powerful advocate for all stockholders and is driving change and delivering significant stockholder value.

YOUR VOTE IS IMPORTANT—HELP ENSURE DECKERS’ PROGRESS AND MOMENTUM

Please use the enclosed WHITE proxy card to vote today “FOR” ALL nine of Deckers’ highly qualified nominees: John M. Gibbons, Karyn O. Barsa, Nelson C. Chan, Michael F. Devine III, John G. Perenchio, David Powers, James E. Quinn, Lauri M. Shanahan and Bonita C. Stewart. Simply follow the easy instructions to vote by telephone, by Internet or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

Your vote “FOR” our director nominees will help ensure that you, as a Deckers stockholder, have a Board of Directors focused on sustaining our positive momentum and creating lasting value for all stockholders.

We appreciate your support.

Sincerely,

/s/ John M. Gibbons

John M. Gibbons

Chairman of the Board

PROTECT YOUR INVESTMENT!

PLEASE VOTE TODAY ON THE WHITE PROXY CARD!

If you have questions, need assistance in voting your shares, or wish to change a prior vote, please contact:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free:

(877) 750.0625 (from the U.S. and Canada)

or

(412) 232.3651 (from other locations)

Remember, please simply discard any Gold proxy card you may receive from Marcato. Your Board does not endorse any of Marcato’s nominees and we urge you to NOT submit any proxy using Marcato’s gold proxy card, even as a protest vote. A withhold vote on Marcato’s Gold proxy card will revoke any earlier proxy that you have submitted to Deckers.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company’s portfolio of brands includes UGG®, Koolaburra®, HOKA ONE ONE®, Teva® and Sanuk®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has a 40-year history of building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which statements are subject to considerable risks and uncertainties. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding Deckers’ future strategies and cost-reduction initiatives. Deckers has attempted to identify forward-looking statements by using words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or “would,” and similar expressions or the negative of these expressions.

Forward-looking statements represent management’s current expectations and predictions about trends affecting Deckers’ business and industry and are based on information available as of the time such statements are made. Although Deckers does not make forward-looking statements unless it believes that it has a reasonable basis for doing so, Deckers cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause its actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause Deckers’ actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled “Risk Factors” in Decker’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017, as well as in its other filings with the Securities and Exchange Commission.

Except as required by applicable law or the listing rules of the New York Stock Exchange, Deckers expressly disclaims any intent or obligation to update any forward-looking statements, or to update the reasons that actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in Deckers’ expectations, or as a result of the availability of new information.

Investors:

Deckers Brands

Steve Fasching, 805-967-7611

VP, Strategy & Investor Relations

or

Innisfree M&A Incorporated

Arthur B. Crozier, 212-750-5833

or

Media:

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann / Amy Feng, 415-869-3950